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                                                                  Exhibit 99(i)

                                April 29, 2005

Legg Mason Income Trust, Inc.
100 Light Street
Baltimore, MD  21202

Ladies and Gentlemen:

     We have acted as counsel to Legg Mason Income Trust, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 43 to the Company's Registration Statement on Form N-1A (File Nos. 33-12092; and 811-5029) (the "Post Effective Amendment"), registering an indefinite number of shares of common stock of Legg Mason U.S. Government Money Market Portfolio, an indefinite number of Primary Class shares of common stock of Legg Mason Core Bond Fund as well as an indefinite number of Primary Class and Institutional Class shares of common stock of Legg Mason Limited Duration Bond Portfolio, Legg Mason Investment Grade Income Portfolio and Legg Mason High Yield Portfolio (collectively, the "Shares"), each a series of the Company, under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Charter"), and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials as to certain matters of fact that are material to our opinion. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued Shares of each class will not exceed the number of such shares authorized to be issued under the Charter. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company; and

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Legg Mason Income Trust, Inc.
April   , 2005
Page 2

     2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                 Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP

                                 Kirkpatrick & Lockhart Nicholson Graham LLP